UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015

HK Battery Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52636	20-3724068
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 E. Colorado Boulevard, Suite 888, Pasadena, CA	91101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 683-7330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Secretary

On February 24, 2015, Jimmy Wang resigned as a member of the Board of Directors (the “Board”) of HK Battery Technology Inc., a Delaware corporation (the “Company”), effective immediately. There are no disagreements between Mr. Wang and the Company, the Company’s management or the Board. A copy of Mr. Wang’s resignation letter is attached hereto as Exhibit 99.1.

On February 24, 2015, Vincent Wang resigned as a member of the Board and as Secretary the Company, effective immediately. There are no disagreements between Mr. Wang and the Company, the Company’s management or the Board. A copy of Mr. Wang’s resignation letter is attached hereto as Exhibit 99.2.

Appointment of Secretary

On February 24, 2015, in connection with Mr. Wang’s resignation, the Board designated Jun Yan, to serve and perform the functions of the Secretary of the Company, to serve until such time as his successor is appointed and duly elected. Mr. Yan holds a Bachelor’s and Master’s Degree from Troy University. Mr. Yan is currently a Financial Analyst and assistant to the Board of Directors of American Compass Inc.

There are no family relationships between the Company and Mr. Yan.  The Company has had no transaction since the beginning of its last fiscal year, and has no transaction proposed, in which Mr. Yan, or any member of their respective immediate families, have a direct or indirect material interest.

Mr. Yan has not been a party to any transaction with the Company or its subsidiaries during 2015 of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K and no such transaction is currently contemplated.

Item 9.01 Exhibits

The following exhibit is furnished as part of this Form 8-K:

Exhibit 99.1 Resignation Letter of Jimmy Wang, dated February 24, 2015.

Exhibit 99.2 Resignation Letter of Vincent Wang, dated February 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HK Battery Technology, Inc.

Date: February 26, 2015	By:	/s/ Jianguo Xu
Jianguo Xu Chief Executive Officer